Exhibit 107.1
	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Debt	Global Medium-Term Notes, Series A	457(r)	1,557.00	$1,000.00	$1,557,000.00	0.0001102	$171.5814
The pricing supplement to which this Exhibit is attached is a final prospectus for the related offering.